As filed with the Securities and Exchange Commission on May 25, 2016
Registration No. 333-151198

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	62-1120025
(State of Incorporation)	(I.R.S. Employer Identification No.)

430 Airport Road Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)
FORWARD AIR CORPORATION AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN
(Full title of plan)

Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary 430 Airport Road Greeneville, Tennessee 37445 (423) 636-7000	Copy to: Jason C. Harmon DLA Piper US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 (410) 580-3000
(Name, address and telephone number of agent for service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a small reporting company)

EXPLANATORY NOTES

On May 27, 2008, Forward Air Corporation (the “Registrant”) filed Registration Statement on Form S-8 (Registration Statement No. 333-151198) (the “Form S-8”) registering 3,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Shares”), to be issued to participants under the Forward Air Corporation Amended and Restated Stock Option and Incentive Plan (the “Plan”). The Registrant is no longer issuing awards under the Plan. This Post-Effective Amendment No. 1 to the Form S-8 is being filed in order to deregister all Shares registered under the Form S-8 that, as of the date of this filing, remain unissued under the Plan and are not subject to issuance pursuant to awards outstanding under the Plan.

This Post-Effective Amendment to the Form S-8 shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, State of Tennessee, on the 25th day of May, 2016.

FORWARD AIR CORPORATION

By: /s/ Bruce A. Campbell_______
     Bruce A. Campbell
     President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 of the Securities Act of 1933, as amended.